Exhibit (a)(14)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO/A

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 2)

Penwest Pharmaceuticals Co.

(Name of Subject Company (Issuer))

West Acquisition Corp.

and

Endo Pharmaceuticals Holdings Inc.

(Names of Filing Persons (Offerors))

Common Stock, par value $0.001 per share

(Title of Class of Securities)

709754105

(CUSIP Number of Class of Securities)

Caroline B. Manogue

Executive Vice President, Chief Legal Officer and Secretary

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

(610) 558-9800

(Name, Address and Telephone Numbers of Person Authorized

to Receive Notices and Communications on Behalf of Filing Persons)

Copy to:

Eileen T. Nugent, Esq.

Ann Beth Stebbins, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$168,332,819.65	$12,002.13

(1)	Estimated solely for purposes of calculating the filing fee. The transaction value was determined by adding (i) the product of (x) the offer price of $5.00 net per share in cash and (y) 31,946,576 shares of common stock, par value $0.001 per share (“Shares”) of Penwest Pharmaceuticals Co. (“Penwest”) outstanding as of August 6, 2010 (including 64,000 Shares that were outstanding as of the relevant time but were subject to vesting or other forfeiture restrictions or a right of repurchase by Company as of such time), as represented by Penwest in the Merger Agreement (as defined herein), (ii) the product of (x) 1,195,465 outstanding and unexercised options to acquire Shares with an exercise price of less than $5.00 per share as of August 6, 2010 and (y) the difference between (A) the offer price of $5.00 net per Share and (B) $2.50, which represents the weighted average exercise price of the outstanding and unexercised options with an exercise price of less than $5.00 per share as of August 6, 2010 and (iii) the product of (x) 4,070,301 Shares underlying warrants with an exercise price of less than $5.00 per share as of August 6, 2010 and (y) the difference between (A) the offer price of $5.00 per share and (B) $3.62, which represents the exercise price of the warrants.
(2)	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #4 for Fiscal Year 2010, issued December 17, 2009 by multiplying the transaction value by 0.00007130.
☒	Check the box if any part of the fee is offset as provided by Rule 0-11 (a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $12,002.13	Filing Party: West Acquisition Corp. and Endo Pharmaceuticals Holdings Inc.
Form or Registration No.: Schedule TO	Date Filed: August 20, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Amendment No. 2 (“Amendment No. 2”) amends the Tender Offer Statement on Schedule TO (“Schedule TO”) filed with the Securities and Exchange Commission on August 20, 2010, as amended on September 3, 2010, by Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), and West Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect, wholly owned subsidiary of Endo, which relates to the offer by Purchaser to purchase all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Penwest Pharmaceuticals Co., a Washington corporation (“Penwest”), at a price of $5.00 per Share, net to the seller in cash less any required withholding taxes and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 20, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), which are annexed to and filed with the Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively.

This Amendment No. 2 is filed solely for the following purposes: to revise certain disclosures described below and to describe an agreement in principal relating to the settlement of certain litigation.

Item 10 of the Offer to Purchase is amended by inserting a new fourth sentence in the first full paragraph on page 29 as follows:

“The Alliance Agreement includes an exclusivity provision that prohibits Endo from developing or investigating any extended release oral form product containing oxymorphone, the active pharmaceutical ingredient in Opana ER, as its sole active therapeutic drug substance, unless such activities are with respect to a certification period as to which Penwest elected not to participate. At the July 23 meeting, Ms. Good stated that Penwest was of the view that the development of the TRF product was a violation of this exclusivity provision. Mr. Macpherson stated Endo’s position that the exclusivity provision was not applicable to development activities in connection with the TRF product, and that the development and investigation of the TRF product were not limited or precluded by the exclusivity provision.”

Item 10 of the Offer to Purchase is amended by inserting a new fifth sentence in the second full paragraph on page 29 as follows:

“Representatives of BofA Merrill Lynch and Ms. Good then discussed with the representatives of Endo several potential components of value relating to Penwest’s assets, including Opana ER, the potential claim under the Alliance Agreement, the drug delivery business, A0001, cash and Penwest’s tax net operating losses.”

Item 10 of the Offer to Purchase is amended by inserting a new third sentence in the last paragraph on page 29 as follows:

“The transaction structures considered were the acquisition by Endo of Penwest after the possible spinoff to Penwest shareholders of Penwest assets, and the acquisition by Endo of all of Penwest without any spinoff of assets.”

Item 10 of the Offer to Purchase is amended by inserting a new fifth paragraph on page 31 as follows:

“During the course of negotiations of the Merger Agreement, the Shareholder Tender Agreements and the Sixth Amendment (the “Sixth Amendment”) to the Alliance Agreement, Endo, Penwest and the Penwest shareholders party to the Shareholder Tender Agreements discussed and negotiated various issues. For instance, during the course of negotiations, representatives of Endo discussed with representatives of Penwest that as a condition to entering into the Merger Agreement and in connection with the preparation of the Sixth Amendment, Endo initially required Penwest to waive its rights under the Alliance Agreement with respect to the exclusivity provision. Endo explained to Penwest that it viewed the avoidance of a potential dispute under the Alliance Agreement as consideration for Endo’s entering into the Merger Agreement, and Endo’s view that the parties should be focusing on the Offer and Merger without the distraction of a potential dispute under the Alliance Agreement. Penwest would not agree to the waiver. After lengthy negotiations, the parties agreed that Penwest would not be required to waive any of its rights under the Alliance Agreement as a condition to entering into the Merger Agreement.

Endo’s initial draft of the Merger Agreement included a condition to Endo’s obligation to accept shares tendered into the Offer that there be no third party litigation pending. Endo stated that it included this provision in the Merger Agreement because Endo wanted certainty at the time it accepted for payment Penwest shares tendered for purchase that there be no pending claims that could negatively affect the value of Penwest. Penwest objected to this condition because, in its view, it made the completion of the Offer less certain and too conditional to be recommended to the Penwest shareholders. In the course of negotiations of this provision, Penwest proposed to Endo that it would agree to such a condition if Endo agreed to pay a reverse termination fee of $10.0 million if Endo did not accept for payment shares tendered for purchase in the Offer due to a failure of the third-party litigation condition to be satisfied and if Endo agreed to reduce the 90-day notice period for a breach claim under the Alliance Agreement and that if the dispute between the parties were pursued, then the dispute could be immediately submitted to arbitration. Following negotiations, Endo agreed to delete the condition from the Merger Agreement.

Endo’s initial draft of the Shareholder Tender Agreements obligated the shareholders of Penwest party to such agreements to tender their Penwest shares into the Offer unless the Offer was terminated or withdrawn or the Merger Agreement was terminated. In the course of the negotiations of the Shareholder Tender Agreements, the shareholders party to the Shareholder Tender Agreements proposed that they be permitted to terminate the Shareholder Tender Agreements in the event the Penwest board withdrew its recommendation of the Offer. Endo objected to such change and noted that these shareholders would be released from the Shareholder Tender Agreements if Penwest terminated the Merger Agreement to accept a “Superior Proposal” (as defined in the Merger Agreement). As a compromise position, the Penwest shareholders party to the Shareholder Tender Agreements also proposed that the Shareholder Tender Agreements provide that such shareholders’ shares be tendered into the Offer in proportion to tenders by the shareholders not party to the Shareholder Tender Agreements. After further negotiations between Endo and these Penwest shareholders, the proportional tender proposal was withdrawn and the parties agreed that the Shareholder Tender Agreements would terminate if the Offer was terminated or withdrawn or the Merger Agreement was terminated, including if Penwest terminated the Merger Agreement in accordance with its terms, including to accept a “Superior Proposal”.”

Item 11 of the Offer to Purchase is amended by inserting a new third paragraph under the heading “Purpose of the Offer and Plans for Penwest” on page 32 as follows:

“Endo is seeking to acquire Penwest in order to control the commercialization of Opana ER, including the marketing, sale and development of Opana ER following the introduction of TRF. In addition, Endo views the acquisition of Penwest as a means to capture 100% of the revenue of Opana ER by terminating Endo’s obligation to pay Penwest royalties on sales of Opana ER. Moreover, Endo views the acquisition of Penwest as a means of avoiding a time consuming and management distracting dispute resolution procedure if Penwest were to assert that the development of TRF violated the Alliance Agreement and Endo were forced to defend such claim.”

Item 11 of the Offer to Purchase is amended by inserting a new fourth sentence in the third full paragraph under the heading “Purpose of the Offer and Plans for Penwest” on page 32 as follows:

“Endo has not entered into any agreements with management of Penwest with respect to their continuing employment, and no decisions have been made by Endo as to whether any members of Penwest management will be retained by Endo following the closing of the Merger.”

The portion of Item 15 of the Schedule TO, “Certain legal Matters” entitled “Certain Litigation” is hereby amended by adding the new final paragraph below, so as to read as follows:

“In addition, in an effort to minimize the cost and expense of litigating such lawsuits, on September 7, 2010, the Defendants reached an agreement in principal) with the parties to the Jackson Action pursuant to which Defendants and such parties agreed to settle the lawsuit. Subject to further documentation, the agreement in principal resolves the allegations by the plaintiffs in the Jackson Action (collectively, the “Plaintiffs”) against the Defendants in relation to the Offer and the Proposed Merger and, if the settlement is approved by the court, Defendants assert would provide a release and settlement by the purported class of Penwest shareholders of all pending claims and other actions against the Defendants and their affiliates and agents in relation to the Offer and the Merger. In exchange for such release and settlement, pursuant to the terms of the agreement in principal, the parties agreed, after arm’s-length discussions among the parties and their counsel, that Penwest would provide additional supplemental disclosures to its Schedule 14D-9 (such disclosures being set forth in Amendment No. 2 to the Schedule 14D-9) and Endo would provide additional supplemental disclosures to its Schedule TO (such disclosures being set forth in Amendment No. 2 to the Schedule TO). In addition, Defendants will not oppose Plaintiffs’ counsel’s application to the court for fees and expenses in an amount not to exceed $725,000. The settlement is conditioned on further confirmatory discovery, definitive documentation, court approval, dismissal of the action with prejudice, satisfactory confirmatory discovery by plaintiffs’ counsel, and completion of the Offer and Merger. In the event that any of such conditions are not satisfied, the Defendants will continue to vigorously defend these actions.”

ITEM 12.	EXHIBITS.

(a)(1)(A)*	Offer to Purchase, dated August 20, 2010

(a)(1)(B)*	Form of Letter of Transmittal

(a)(1)(C)*	Form of Notice of Guaranteed Delivery

(a)(1)(D)*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

(a)(1)(E)*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

(a)(1)(F)*	Conditional Election Form, including Instruction for Conditional Exercise for Tender of Option Shares and Warrant Shares

(a)(1)(G)*	Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form

(a)(1)(H)*	Press Release of Endo, dated August 9, 2010 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Endo with the Securities and Exchange Commission on August 11, 2010)

(a)(1)(I)*	Form of summary advertisement, published August 20, 2010 in The Wall Street Journal

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(a)(5)(A)*	Slide Presentation of Endo Pharmaceuticals Holdings Inc., dated August 12, 2010 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Endo with the Securities and Exchange Commission on August 12, 2010)

(a)(5)(B)*	Chapter 23B.13 of the Washington Business Corporation Act

(a)(5)(C)*	Complaint filed by Steve Jackson in the Superior Court of Washington in and for King County on August 11, 2010

(a)(5)(D)*	Complaint filed by Steve Welsch in the Supreme Court of the State of New York, County of Putnam on August 12, 2010

(a)(5)(E)*	Complaint filed by Robert Steinmetz in the Supreme Court of the State of New York, County of Putnam on August 18, 2010

(a)(5)(F)*	Amended complaint filed by Robert Steinmetz in the Supreme Court of the State of New York, County of Putnam on August 25, 2010

(a)(5)(G)*	Complaint filed by American Capital Management LLC in the United States District Court for the Southern District of New York on August 26, 2010

(a)(5)(H)*	Complaint filed by Don Pederson in the United States District Court for the Southern District of New York on August 27, 2010

(a)(5)(I)*	Amended complaint filed by Steve Jackson in the Superior Court of Washington in and for King County on August 31, 2010

(b)	Not applicable

(d)(1)*	Agreement and Plan of Merger, dated as of August 9, 2010, by and among Endo, Purchaser and Penwest (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Endo with the Securities Exchange Commission on August 11, 2010)

(d)(2)*	Form of Shareholder Tender Agreement (incorporated by reference to Exhibit 10.93 to the Current Report on Form 8-K filed by Endo with the Securities and Exchange Commission on August 11, 2010)

(d)(3)*	Confidentiality Agreement, dated as of July 30, 2010, by and between Endo and Penwest

(g)	Not applicable

(h)	Not applicable

*	Filed previously

ITEM 13.	INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Endo Pharmaceuticals Holdings Inc.

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer and Secretary

West Acquisition Corp.

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer and Secretary

Dated: September 7, 2010

EXHIBIT INDEX

(a)(1)(A)*	Offer to Purchase, dated August 20, 2010

(a)(1)(B)*	Form of Letter of Transmittal

(a)(1)(C)*	Form of Notice of Guaranteed Delivery

(a)(1)(D)*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

(a)(1)(E)*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

(a)(1)(F)*	Conditional Election Form, including Instruction for Conditional Exercise for Tender of Option Shares and Warrant Shares

(a)(1)(G)*	Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form

(a)(1)(H)*	Press Release of Endo, dated August 9, 2010 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Endo with the Securities and Exchange Commission on August 11, 2010)

(a)(1)(I)*	Form of summary advertisement, published August 20, 2010 in The Wall Street Journal

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(a)(5)(A)*	Slide Presentation of Endo Pharmaceuticals Holdings Inc., dated August 12, 2010 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Endo with the Securities and Exchange Commission on August 12, 2010)

(a)(5)(B)*	Chapter 23B.13 of the Washington Business Corporation Act

(a)(5)(C)*	Complaint filed by Steve Jackson in the Superior Court of Washington in and for King County on August 11, 2010

(a)(5)(D)*	Complaint filed by Steve Welsch in the Supreme Court of the State of New York, County of Putnam on August 12, 2010

(a)(5)(E)*	Complaint filed by Robert Steinmetz in the Supreme Court of the State of New York, County of Putnam on August 18, 2010

(a)(5)(F)*	Amended complaint filed by Robert Steinmetz in the Supreme Court of the State of New York, County of Putnam on August 25, 2010

(a)(5)(G)*	Complaint filed by American Capital Management LLC in the United States District Court for the Southern District of New York on August 26, 2010

(a)(5)(H)*	Complaint filed by Don Pederson in the United States District Court for the Southern District of New York on August 27, 2010

(a)(5)(I)*	Amended complaint filed by Steve Jackson in the Superior Court of Washington in and for King County on August 31, 2010

(b)	Not applicable

(d)(1)*	Agreement and Plan of Merger, dated as of August 9, 2010, by and among Endo, Purchaser and Penwest (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Endo with the Securities Exchange Commission on August 11, 2010)